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                        [USA NETWORKS INC LOGO]


                                                                EXHIBIT 99.2



               USA NETWORKS, INC. ANNOUNCES FINAL EXCHANGE RATIOS
                          IN EXPEDIA, INC. TRANSACTION

         NEW YORK, NY (February 7, 2002) - USA Networks, Inc. (NASDAQ: USAI) today announced the final exchange ratios in connection with its acquisition of a controlling interest in Expedia, Inc. (NASDAQ: EXPE), which was completed on February 4, 2002. The final exchange ratios, which became available after close of market on February 6, 2002, confirm the number of shares of USA common stock, shares of USA cumulative convertible preferred stock and USA warrants issued in the transaction.

In the transaction, holders of 34.5 million Expedia shares elected to receive a package of USA securities in exchange for their Expedia shares. This brings USA's ownership of Expedia to 64.2% of the 53.7 million basic shares outstanding and 94.9% of the voting interest. Each electing Expedia share was exchanged for
0.596582 shares of USA common stock, 0.380232 shares of USA cumulative convertible preferred stock, 0.4229 USA warrants and cash in place of any fractional shares and warrants. USA issued, in aggregate, 20.6 million shares of USA common stock, 13.1 million shares of USA cumulative convertible preferred stock and 14.6 million USA warrants. The USA cumulative convertible preferred stock trades on OTC under the symbol "USAIP" and the USA warrants trade on Nasdaq under the symbol "USAIW."


ABOUT USA NETWORKS, INC.
------------------------

USA Networks, Inc. (Nasdaq: USAI), to be renamed USA Interactive upon close of its pending transaction with Vivendi Universal, is organized into two groups, the Interactive Group and the Entertainment Group. The Interactive Group consists of Expedia, Inc. (Nasdaq: EXPE), Home Shopping Network (including HSN International and HSN Interactive); Ticketmaster (Nasdaq: TMCS), which operates CitySearch and Match.com; Hotel Reservations Network (Nasdaq: ROOM); Electronic Commerce Solutions; Styleclick; and Precision Response Corporation. The Entertainment Group consists of USA Cable, including USA Network, SCI FI Channel, TRIO, Newsworld International, and Crime; Studios USA, which produces and distributes television programming; and USA Films, which produces and distributes films. On December 17, 2001, USA and Vivendi Universal announced a transaction in which the assets of the Entertainment Group would be contributed to Vivendi Universal Entertainment, a new joint venture.


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Contacts:      USA Communications:             USA Investor Relations:
               Ron Sato                        Roger Clark/Lauren Rosenfield
               212/314-7254                    212/314-7400